Exhibit 10.47
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 5, 2011 is entered into by and between Laurent C. Lutz, a resident of the State of Illinois (“Executive”), and SLM Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).
     WHEREAS, the Board of Directors of the Company (“Board”) wishes to retain Executive as Executive Vice President and General Counsel of the Company, and Executive wishes to accept such employment with the Company, in each case, on the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
     1. Employment and Term. Executive hereby agrees to be employed as Executive Vice President and General Counsel of the Company and the Company hereby agrees to retain Executive as Executive Vice President and General Counsel. Executive’s employment under this Agreement may be maintained through the Company or another wholly owned subsidiary of the Company used to employ the Company executives, and in such case any reference in this Agreement to employment or termination of employment with the Company shall be deemed to include employment or termination of employment with SLM Corporation or such other subsidiary. The term of this Agreement and of Executive’s employment as Executive Vice President and General Counsel under this Agreement shall be the period commencing on January 5, 2011 (the “Commencement Date”) and ending on the earlier of January 5, 2013 and the effective date of any termination pursuant to the provisions of Section 13 (the “Term”).
     2. Duties and Title. During the Term, Executive will have the title of Executive Vice President and General Counsel of the Company. Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board or the Company’s Chief Executive Officer, which duties shall include, but not be limited to, (i) day-to-day administrative and management oversight of the Company’s Legal and corporate secretarial functions, (ii) collaboration with the Company’s Chief Executive Officer and Chief Financial Officer with regard to relationships involving regulators, rating agencies and investor relations and (iii) assisting the Chief Executive Officer in the day-to-day administrative and management oversight of the Company’s Compliance and Internal Audit functions. The Executive shall report directly to the Company’s Chief Executive Officer and shall work based out of the Company’s Newark, Delaware offices. The Company agrees that Executive shall be permitted to work remotely in Chicago one business day per week for up to six months after the Commencement Date, and the Company acknowledges that Executive and/or Executive’s family may not relocate to the Delaware area prior to July, 2011. As requested by the Chief Executive Officer, Executive shall assume such additional positions with respect to subsidiaries of the Company as necessary or appropriate in furtherance of his responsibilities.
     3. Other Business Activities. During the Term, Executive agrees to devote such time, attention, skill and efforts to the business and affairs of the Company as may be required by the Chief Executive Officer or the Board and/or necessary to discharge the duties and responsibilities assigned to Executive hereunder. Executive shall serve the Company faithfully and to the best of his ability. In furtherance of the foregoing, and not by way of limitation, for so long as he remains employed by the Company hereunder, Executive shall not directly or indirectly engage in any other business activities or pursuits, except for (a) those arising from positions held as of the Commencement Date as a director or otherwise with charitable or business organizations, and (b) with prior notice to the Chief Executive Officer, activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization, and (ii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not conflict with or materially interfere with Executive’s performance of his responsibilities and obligations pursuant to this Agreement.
     4. Base Salary. During the Term, the Company shall pay Executive a salary at the annual rate of $500,000 (the “Base Salary”). The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated executives as in effect from time to time.
     5. Annual Incentive Compensation. Executive shall participate in the Company’s annual incentive compensation program(s) for executive officers as provided in the SLM Corporation 2009-2012 Incentive Plan (or any successor plan) as such may be amended from time to time and (the “Incentive Plan”), subject to the limitations and conditions set forth therein or in any successor plan. During the Term, the maximum bonus opportunity available for Executive under the Incentive Plan shall not be less than one and one-half (1.5) times his Base Salary (“Annual Incentive Compensation Opportunity”). Executive’s Incentive Compensation shall, except as otherwise stated in this Agreement, be payable in the same form and proportions of cash and/or equity awards as the Company’s other executive officers.
     6. Initial Stock Option Award. As a material inducement for Executive to accept employment with the Company, on the Commencement Date, Executive will be granted a stock option award covering two hundred thousand (200,000) shares of the Company’s common stock which will be granted under the Incentive Plan (the “Initial Stock Option” pursuant to a stock option agreement substantially in the form of Exhibit B hereto (the “Initial Stock Option Agreement”).
     6.1 Exercise Price; Net Exercise of Option. The Initial Stock Option shall have a per share exercise price equal to the per share closing price of the

Company’s common stock on the Commencement Date and shall be net settled according to the standard terms and conditions applicable to officer options granted under the Incentive Plan.
     6.2 Vesting and Exercisability. The extent to which the Initial Stock Option vests and becomes exercisable shall be determined under this Section 6.2 and Sections 8.1 and 8.2 and the form of stock option agreement. The Initial Stock Option shall become vested and exercisable ratably as follows: one-third on the first anniversary of the Commencement Date, one-third on the second anniversary of the Commencement Date and the remainder on the third anniversary of the Commencement Date; provided, however, provided, however, the Initial Stock Option shall earlier vest its entirety upon the Executive’s death or Disability (as defined herein).
     7. Initial Restricted Stock Award. On the Commencement Date, Executive shall be granted a restricted stock award covering one hundred thousand (100,000) shares of the Company’s common stock and granted to Executive under the Incentive Plan (the “Restricted Stock” pursuant to a restricted stock award agreement substantially in the form of Exhibit C attached hereto (the “Restricted Stock Agreement”) and shall be net settled according to the standard terms and conditions applicable to officer restricted stock granted under the Incentive Plan.
          7.1 Vesting. The extent to which the Restricted Stock vests shall be determined under this Section 7.1 and Sections 8.1 and 8.2 and the Restricted Stock Agreement. The Restricted Stock Award shall vest ratably one-third on the first anniversary of the Commencement Date, one-third on the second anniversary of the Commencement Date and the remainder on the third anniversary of the Commencement Date; provided, however, all of the shares of Restricted Stock shall earlier vest in their entirety upon the Executive’s death or Disability (as defined herein).
     8. Additional Terms Applicable to the Initial Stock Option and the Restricted Stock.
     8.1 Expiration. If the Executive’s employment is terminated during the term hereof (i) by the Company other than for Cause (as hereinafter defined) or (ii) by the Executive as a Termination For Good Reason (as hereinafter defined), the Initial Stock Option and the Restricted Stock shall continue to vest, become exercisable and settle as if the Executive continued in active employment with the Company until the relevant vesting dates and none of the Initial Stock Option or Restricted Stock shall be forfeited by reason of such termination. Except as provided in Section 8.2, upon a termination by the Company for Cause or by the Executive other than For Good Reason, any Initial Stock Options and any Restricted Stock shall be forfeited and shall immediately expire and terminate to the extent not vested on or before the date Executive’s employment with the Company as an executive officer terminates. In addition, to the extent that the Initial Stock Option has not been forfeited or previously exercised, the Initial

Stock Option shall expire on the earlier of (a) the tenth anniversary of the date of their grant, (b) the first anniversary of Executive’s termination of employment on account of death or Disability (as defined herein) or (c) the date Executive’s employment is terminated by the Company for Cause or by Executive other than a Termination for Good Reason.
     8.2 Change of Control. Notwithstanding anything to the contrary in Section 6.2, Section 7.1 and Section 8.1, vesting, exercise, and expiration of the Initial Stock Options and vesting of the Restricted Stock in the context of any Equity Acceleration Change of Control or Cash Acceleration Change of Control, each as defined in the Change of Control Severance Plan for Senior Officers effective January 1, 2006, as amended by all of the amendments through and including December 8, 2010 but without regard to any amendments thereafter (the “Change in Control Severance Plan”), shall be governed by the terms of such Change in Control Severance Plan, the Initial Stock Option Agreement and the Restricted Stock Agreement.
     8.3 Other Terms and Conditions. The Initial Stock Options and Restricted Stock shall be subject to all of the terms and provisions of the Incentive Plan and to the extent not inconsistent with the Incentive Plan, the terms and conditions set forth in this Agreement. To the extent not addressed or provided otherwise in this Agreement, the Initial Stock Option Award and the Restricted Stock Award shall also be subject to the terms and conditions of the Initial Stock Option Agreement and the Restricted Stock Agreement, respectively, pursuant to which they are issued.
9.	Other Benefits.
     (a) Retirement Plans. During the Term, to the extent permissible under the terms of the applicable plans, Executive shall be entitled to participate in all tax-qualified and non-tax-qualified pension plans maintained or contributed to by the Company or for the benefit of its executives, including without limitation, the Sallie Mae 401(k) Savings Plan and the Sallie Mae Supplemental 401(k) Savings Plan (collectively, “the Company Plans”), in accordance with the terms of the Company Plans as they may be amended from time to time in the discretion of the Company.
     (b) Medical Insurance. During the Term, Executive shall be entitled to participate in any medical and dental insurance plans generally available to the senior management of the Company, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.
     (c) Other Benefit Plans. Executive shall be entitled to receive or participate in such further retirement, savings, deferred compensation, matching gift program, life insurance, health or welfare benefit plans offered to the Company’s senior management generally, in accordance with the terms of such plans as they may be amended from time to time in the discretion of the Company.
     (d) Expenses. The Company agrees to reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, in accordance with the Company’s reimbursement policies generally applicable to management personnel. In no event shall any such reimbursement be paid later than the end of the calendar year following the year in which the expense was incurred.
     (e) Relocation. The Company shall pay Executive a relocation allowance of $27,500 a month for a period of six months from the Commencement Date, for Executive and Executive’s family’s relocation expenses, including, without limitation, moving expenses, real estate commissions and related real estate closing costs in connection with the sale of his Chicago area home and the purchase of a Wilmington area home, temporary living expenses, family house hunting trips, expenses to commute to and from Chicago until Executive and his family relocates and related expenses of Executive. In addition, the Company will reimburse Executive up to $100,000 in the event of a gross sales price from the sale of Executive’s Chicago home is below Seller’s adjusted cost basis of $750,000 in Executive’s existing Chicago home, which adjusted basis shall consist of the home’s original purchase price, as stated on the closing statement for Seller’s purchase of the home and documented additional costs for installation of central air conditioning, window installation and damaged floorboard replacements. In the event Executive voluntarily terminates employment with the Company other than a Termination For Good Reason within twelve (12) months after the Commencement Date, Executive shall promptly reimburse and pay the Company 100% of expenses actually expended by the Company on Executive’s behalf pursuant to this section.
     (f) Indemnification. The Company shall indemnify Executive as provided in the Company’s Articles of Incorporation and Bylaws, to the fullest extent provided to directors and officers thereunder, as in effect as of the Commencement Date (regardless of any subsequent changes to such Articles or Bylaws) with respect to Executive’s activities on behalf of the Company.
     10. No Other Compensation. Except as set forth in Sections 4 through 9 above, Executive shall have no right to any other remuneration from the Company in respect of his services as Executive Vice President and General Counsel of the Company during the Term.

     11. Nondisclosure of Confidential Information.
          (a) Executive and the Company acknowledge that Executive will, in the course of his employment, come into possession of confidential, proprietary business and technical information, and trade secrets of the Company and its subsidiaries (the “Proprietary Information”). Proprietary Information includes, but is not limited to, the following:
          (i) Business Procedures. All information concerning or relating to the way the Company and its subsidiaries conduct their business, which is not generally known to the public or within the industry or trade in which the Company or its subsidiaries compete (such as the Company contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, employment or personnel records, and any other written or machine-readable expression of such information as are filed in any tangible media).
          (ii) Marketing Plans and Customer Lists. All information not generally known to the public or within the industry or trade in which the Company or its subsidiaries compete pertaining to the Company’s and its subsidiaries’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including the customer list, contracts, representatives, requirements and needs, specifications, data provided by or about prospective customers, and the physical embodiments of such information.
          (iii) Business Ventures. All information not generally known to the public or within the industry or trade in which the Company or its subsidiaries operate concerning new product development, negotiations for new business ventures, future business plans, and similar information and the physical embodiments of such information.
          (iv) Software. All information relating to the Company’s and its subsidiaries’ software or hardware in operation or various stages of research and development, which are not generally known to the public or within the industry or trade in which the Company or its subsidiaries compete and the physical embodiments of such information.
          (v) Litigation. Information which is not a public record and is not generally known to the public or within the industry or trade in which the

Company or its subsidiaries compete regarding litigation and potential litigation matters and the physical embodiments of such information.
          (vi) Policy Information. Information not of a public nature regarding the policies and positions that have been or will be advocated by the Company and its subsidiaries with government officials, the views of government officials toward such policies and positions, and the status of any communications that the Company or its subsidiaries may have with any government officials.
          (vii) Information Not Generally Known. Any information which (a) is not generally known to the public or within the industry or trade in which the Company or its subsidiaries compete, (b) gives the Company or its subsidiaries a significant advantage over its or their competitors, or (c) has significant economic value or potentially significant economic value to the Company or its subsidiaries, including the physical embodiments of such information.
          (b) Executive acknowledges that the Proprietary Information is a valuable and unique asset of the Company and its subsidiaries. Executive agrees that he will not, at any time during his employment or after the termination of his employment with the Company, without the prior written consent of the Company or its subsidiaries, as applicable, either directly or indirectly divulge any Proprietary Information for his own benefit or for any purpose other than the exclusive benefit of the Company and/or its subsidiaries.
     12. Intentionally Omitted.
     13. Termination of Employment. Executive shall be employed by the Company under this Agreement on an at-will basis meaning that Executive’s employment by the Company may be terminated by Executive or the Company at any time during the Term, with or without cause, and with or without notice.
     13.1 Disability and Death.
     (a) Disability. If Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under the Company’s disability plan available generally to all employees (any such situation, “Disability”), the Company may terminate Executive’s employment hereunder. The determination of whether the Executive has a Disability under this Agreement shall be made by the Compensation Committee, which shall consider the information presented by Executive’s personal physician and by any other advisors, including any other physician, which the Compensation Committee determines appropriate. The determination of the Compensation Committee shall be final and binding, unless it is determined to have been arbitrary and capricious. If the employment of Executive terminates during the Term due to the Disability of Executive, the Company shall provide to Executive (i) whatever benefits are available to him under any disability benefit plan(s) in which Executive participates as an employee of the Company at the time of such termination to the extent Executive satisfies the requirements of such plan(s), and (ii) the payments set forth in Section 13.1(c).
     (b) Death. If Executive dies during the Term, the Company shall pay to Executive’s executors, legal representatives or administrators the payments set forth in Section 13.1(c). Except as specifically set forth in this Section 13.1 or under applicable laws, the Company shall have no liability or obligation hereunder to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Executive’s death, except that Executive’s executors, legal representatives or administrators will be entitled to receive any death benefit payable to them as beneficiaries under any insurance policy or other benefits plans in which Executive participates as an employee of the Company at the time of such termination to the extent Executive satisfies the requirements of such plan(s) and to exercise any rights afforded them under any benefit plan then in effect.
     (c) Payment Upon Disability or Death. Upon termination of the employment of Executive due to death or Disability during the Term, the Company shall pay an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus a cash payment equal to portion of the Annual Incentive Compensation Opportunity in effect for the year but no less than 150% of Executive’s Base Salary prorated for the year through the date of termination.
          13.2 Termination By Company Without Cause.
     (a) Termination By Company Without Cause. The Chief Executive Officer or the Board may terminate Executive’s employment hereunder at any time for any reason other than Cause upon written notice to Executive (“Termination Without Cause”).
     (b) In the event of a Termination Without Cause, the Company shall pay to Executive within forty-five (45) days after termination (i) an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus (ii) a severance payment equal to the amount payable under the Company’s Executive Severance Plan for Senior Officers as in effect on the Commencement Date without regard to any subsequent amendments thereto (the “Executive Severance Plan”); provided, however, notwithstanding anything to the contrary set forth in the Executive Severance Plan, at all times through the second anniversary of the Commencement Date (a) the term “Average Bonus” as used in the Executive Severance Plan and as applied to Executive shall mean and refer to the amount Executive’s Annual Incentive Compensation Opportunity determined in accordance with Section 5 of this Agreement and (b) the multiplier for determining severance benefits shall equal one and one-half (1.5) and provided further that Executive shall be subject to all of the terms, provisions and requirements of the Executive Severance Plan, other than any non-competition covenant which the Company hereby affirms shall not apply to Executive upon his termination. Further, upon and following Executive’s Termination Without Cause, Executive and Executive’s eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a period of 18 months after the termination date.
          13.3 Termination By Executive For Good Reason.
     (a) Termination By Executive For Good Reason. Executive may terminate his employment hereunder at any time for a Termination For Good Reason. For purposes of this Agreement, a “Termination For Good Reason” shall mean have the same meaning as given in the Executive Severance Plan.
     (b) In the event of a Termination For Good Reason by Executive, the Company shall pay to Executive within forty-five (45) days after termination (i) an amount equal to all accrued but unpaid Base Salary through the date of termination of employment, plus (ii) a severance payment equal to the amount payable under the Executive Severance Plan; provided, however, notwithstanding anything to the contrary set forth in the Executive Severance Plan, at all times through the second anniversary of the Commencement Date (a) the term “Average Bonus” as used in the Executive Severance Plan and as applied to Executive shall mean and refer to the amount Executive’s Annual Incentive Compensation Opportunity determined in accordance with Section 5 of this Agreement and (b) the multiplier for determining severance benefits shall equal one and one-half (1.5). Further, upon and following any Termination For Good Reason by Executive, Executive and Executive’s eligible dependents or survivors shall be entitled to medical and dental insurance benefits as provided in Section 9(b) for a period of 18 months after the termination date.
          13.4 Termination For Cause; Termination By Executive Without Good Reason.
     (a) Termination for Cause. The Chief Executive Officer or the Board of Directors may terminate the employment of Executive for Cause at any time during the Term. For purposes of this Agreement, “Cause” shall have the same meaning as given in the Executive Severance Plan.
     (b) Termination By Executive Without Good Reason. Executive may terminate his employment hereunder at any time other than by reason of a

Termination For Good Reason (a termination “Without Good Reason”).
     (c) In the event that Executive’s employment with the Company terminates as a result of a termination by the Company for Cause or by Executive Without Good Reason, Executive shall receive all accrued but unpaid Base Salary and benefits as of the effective date of termination. In the event Executive’s employment with the Company is terminated by Company for Cause, Executive shall forfeit and not be entitled to exercise any unvested Initial Stock Options granted to Executive pursuant to this Agreement and shall forfeit any unvested shares of Restricted Stock granted to Executive pursuant to this Agreement.
     13.5 Termination after a Change of Control. The amounts payable and benefits to be provided to Executive upon any termination of the Executive subsequent to any Equity Acceleration Change of Control or Cash Acceleration Change of Control (each as defined in the Change of Control Severance Plan) shall be governed by the terms of the Change of Control Severance Plan in effect on the Commencement Date without regard to any subsequent amendments thereto, provided, however, that, notwithstanding any terms of the Change of Control Severance Plan to the contrary, at all times through the second anniversary of the Commencement Date (i) the term “ Bonus” as used therein and applied to the Executive shall mean and refer to the amount Executive’s Annual Incentive Compensation Opportunity determined in accordance with Section 5 hereof and (ii) the multiplier for determining severance benefits accorded Executive shall be 2 (two).
     14 Other Agreements. Executive represents and warrants to the Company that:
     (a) There are no restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.
     (b) Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or during the Restricted Period (as defined in Section 12(a)).
     15. Survival of Provisions. The provisions of this Agreement that by their nature are intended to survive the termination of this Agreement, such as the nondisclosure obligations in Section 11 hereof and the requirement to pay all amounts payable to Executive and to deliver all post-termination compensation and benefits to Executive, shall survive the termination of this Agreement.

     16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of the Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation, regardless of whether any such merger, consolidation or reorganization is deemed to constitute a Change of Control for purposes of this Agreement. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. The Company may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Executive; however, at any time during the Term, the Company may provide, without the prior written consent of Executive, that Executive shall be employed pursuant to this Agreement by any of its subsidiaries instead of or in addition to SLM Corporation, and in such case all references herein to the “Company” shall be deemed to include any such entity, provided that such action shall not relieve the Company of its obligation to make or cause an Affiliate to make or provide for any payment to or on behalf of Executive pursuant to this Agreement. The Board may assign any or all of its responsibilities hereunder to any committee of the Board, in which case references to Board shall be deemed to refer to such committee.
     17. Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 17, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:
          (a) If to Executive:
Laurent C. Lutz
          (b) If to the Company:
SLM Corporation
300 Continental Drive
Newark, DE 19713
Attention: Chief Executive Officer
Fax No. (703) 984-5675
Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any Change of such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.
     18. Entire Agreement. This Agreement, the terms and conditions of the Incentive Plan as referenced in this Agreement, and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, including any terms sheets, with respect to the terms of Executive’s employment by the Company.
     19. Amendments; Waiver. This Agreement may be amended or modified only by a written instrument signed by all parties hereto. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
     20. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Virginia.
     21. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     22. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     23. Conflicts. In the event any of the terms of this Agreement are in conflict with any of the terms of the Change in Control Severance Plan or the Executive Severance Plan, the terms of this Agreement shall control. Notwithstanding the above, in the event of a conflict between the terms of the Incentive Plan and this Agreement, the terms of the Incentive Plan govern.
     24. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
     25. Specific Enforcement; Extension of Period. Executive acknowledges that the restrictions contained in Section 11 hereof are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Section 11 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by the Company to enforce Section 11 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce the provisions of Section 11 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Company. In the event that the provisions of Section 11 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.
     26. Arbitration. Any dispute or claim, other than those referred to in Section 25, arising out of or relating to this Agreement or otherwise relating to the employment relationship between Executive and the Company (including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; and the Employee Income Retirement Security Act) shall be submitted to Arbitration, in Fairfax County, Virginia, and except as otherwise provided in this Agreement shall be conducted in accordance with the rules of, but not under the auspices of, the American Arbitration Association. The arbitration shall be conducted before an arbitration tribunal comprised of three individuals, one selected by the Company, one selected by Executive, and the third selected by the first two. The parties and the arbitrators selected by them shall use their best efforts to reach agreement on the identity of the tribunal within ten (10) business days of either party to this Agreement submitting to the other party a written demand for arbitration. The proceedings before the tribunal shall take place within twenty (20) business days of the selection thereof. Executive and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. The parties shall equally divide the costs of the arbitrators, and each party shall bear his or its attorneys’ fees and other costs, except that the arbitrators may specifically direct one party to bear the entire cost of the arbitration, including all attorneys’ fees, if the arbitrators determine that such party acted in bad faith.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SLM CORPORATION		EXECUTIVE:

By:	/s/ Albert L. Lord	/s/ Laurent C. Lutz
	Name: Albert L. Lord	Laurent C. Lutz
Title: Vice Chairman and CEO